As filed with the Securities and Exchange Commission on March 24, 2025.

Registration No. 333-279121

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SERINA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in our Charter)

Delaware	2834	82-1436829
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven Ledger
Chief Executive Officer
601 Genome Way, Suite 2001

Huntsville, Alabama 35806

(256) 327-9630
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:

Scott Ludwig

Stephen C. Hinton

Bradley Arant Boult Cummings LLP

200 Clinton Avenue

Huntsville, Alabama 35801

(256) 517-5100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Addition of Exhibit

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-279121) is being filed to include as an exhibit Frazier & Deeter, LLC’s consent to the use of its report dated March 24, 2025, with respect to the consolidated financial statements of Serina Therapeutics, Inc. (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024 in such registration statement and the related prospectus. The report of Frazier & Deeter, LLC was filed in the Prospectus Supplement No. 2 dated March 24, 2025 filed pursuant to Rule 424(b)(3).

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

23.1*	Consent of Frazier & Deeter, LLC

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, City of Huntsville, State of Alabama, on March 24, 2025.

SERINA THERAPEUTICS, INC.

By:	/s/ Steven Ledger
Steven Ledger
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Balkrishan (Simba) Gill	Executive Chairman of the Board of Directors	March 24, 2025
Balkrishan (Simba) Gill

/s/ Steven Ledger	Chief Executive Officer and Director	March 24, 2025
Steven Ledger	(Principal Executive Officer)

/s/ Gregory S. Curhan	Chief Financial Officer	March 24, 2025
Gregory S. Curhan	(Principal Financial and Accounting Officer)

/s/Greg Bailey	Director	March 24, 2025
Gregory H. Bailey

/s/ Remy Gross	Director	March 24, 2025
Remy Gross

/s/ Richard Marshall	Director	March 24, 2025
Richard Marshall

/s/ Jay Venkatesan	Director	March 24, 2025
Jay Venkatesan

/s/ Karen J. Wilson	Director	March 24, 2025

Karen J. Wilson